                                                            EXHIBIT 11
                                                           (Unaudited)


                                 C.M. CORP.
                                 ----------

                          INCOME PER COMMON SHARE
                          -----------------------
                 FOR THE CONDENSED STATEMENTS OF OPERATIONS
                 ------------------------------------------

               (Dollars in Thousands, Except Per Share Data)



                                   Three Months Ended      Six Months Ended
                                        June 30,                June 30,
                                   -------------------     ----------------
                                     1998       1997       1998       1997
                                    ------     ------     ------     ------

Net income ....................     $    1     $   11     $    1     $   22
                                    ======     ======     ======     ======

Total common shares ...........      1,000      1,000      1,000      1,000
                                    ======     ======     ======     ======

Income per common share .......     $    1     $   11     $    1     $   22
                                    ======     ======     ======     ======

